Exhibit 99.1

Atlantic Union Bank Names New Chief Risk Officer

RICHMOND, Va., August 29, 2022 – Atlantic Union Bank has named Sherry Williams as its new Chief Risk Officer. Williams will be responsible for the company’s enterprise and regulatory risk management functions that serve to safeguard its customers, investors, reputation, and assets.

“Sherry is an accomplished executive leader, board advisor, chief risk officer and chief auditor who is an expert in driving risk and control excellence and evaluating corporate risks,” said, John C. Asbury, CEO of Atlantic Union Bank. “She will be a key member of our executive leadership team and her extensive experience in risk management will be very beneficial to us as we strive to become the premier mid-Atlantic regional bank.”

Williams most recently held the position of Executive Vice President, Chief Risk Officer at Amalgamated Bank following several years as the Bank’s Chief Auditor. Previously, she worked at PricewaterhouseCoopers providing risk consulting for some of the largest financial institutions. Prior to that, she spent 10 years with SunTrust Bank, in various risk, audit and financial reporting roles. Throughout her 26-year career she also held positions at State of Georgia and Ernst & Young LLP.

Williams holds a doctorate degree in business administration from Temple University’s Fox School of Business. She holds several professional certifications including Certified Public Accountant (CPA) and Certified Information Systems Auditor (CISA).

Williams will start her role with the company by October 2022 and replaces David Bilko who announced his plans to retire earlier this year.

About Atlantic Union Bank
Headquartered in Richmond, Virginia, Atlantic Union Bank is the wholly owned subsidiary of Atlantic Union Bankshares Corporation (Nasdaq: AUB). Atlantic Union Bank offers a wide range of financial services to commercial and retail clients and operates 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact: Bill Cimino, Senior Vice President and Director of Investor Relations Bill.Cimino@AtlanticUnionBank.com 804.448.0937

Contact: Beth Shivak, Senior Vice President, Head of Corporate Communications Beth.Shivak@AtlanticUnionBank.com